Filed Pursuant to Rule 433
Dated July 16, 2008
Registration Statement No. 333-137106
333-137106-01

CRH America, Inc.

US$ 650,000,000 8.125% Notes due 2018

Guaranteed as to the payment of Principal and Interest by

CRH plc

Final Term Sheet

Issuer:	CRH America, Inc.
Guarantor:	CRH plc
Security:	8.125% Notes due 2018
Type:	SEC-Registered
Currency:	U.S. Dollars
Maturity:	15 July, 2018
Coupon:	8.125%
Yield to maturity:	8.131%
Size:	$650,000,000
Price to Public:	99.963% of face amount
Benchmark Treasury:	3.875% May 2018
Benchmark Treasury Price and Yield:	99.547%, 3.931%
Spread to Benchmark Treasury:	420 bp
Settlement Date:	T+5, 23 July 2008
Interest Payment Dates:	15 July and 15 January commencing on 15 January 2009 (short 1st coupon)
Make-whole redemption at the option of the Issuer:	100% of face amount plus present value at a discount rate of Treasury plus 50 bps
Anticipated Ratings:	Moody’s Investors Service, Inc.: Baa1 (stable)
Standard & Poor’s Ratings Services: BBB+
(negative outlook)
Bookrunners:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Barclays Capital Inc.
BNP Paribas Securities Corp.
Senior Co-Managers:	Greenwich Capital Markets, Inc.
UBS Securities LLC
Co-Managers:	Banc of America Securities LLC
J&E Davy
ING Financial Markets LLC
Rabo Securities USA, Inc.
Anticipated Listing:	NYSE

Note: A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

CRH has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents CRH has filed with the SEC for more complete information about CRH and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, CRH, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.